[Intellectual Property Valuators Letterhead]



     We hereby consent to the references made to us, and to our value conclusions by R-Tec Technologies, Inc., including the reference made to our Patent Appraisal of May 20, 1999 and, the reference made to us under the Patent Valuation Section, in the S-1 Registration Statement, File No. 333-72405. In addition, we consent to the filing of our Intellectual Property Appraisal as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


INTELLECTUAL PROPERTY VALUATORS


         /s/
____________________________
JEAN PIERRE DE CHALAIN
(Director)


Authorized this 22nd day of July , 1999.







                                  [letterhead]